                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                   Central Hudson Gas & Electric Corporation
- - - - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                   Central Hudson Gas & Electric Corporation
- - - - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                                284 SOUTH AVENUE
                       POUGHKEEPSIE, NEW YORK 12601-4879

                                                               February 24, 1995

To the Holders of Common Stock:

     The annual meeting of shareholders will be held at the Corporation's office in Poughkeepsie, N.Y. on April 4, 1995. A formal Notice of the Annual Meeting and Proxy Statement are attached hereto.

     You are cordially invited to attend the annual meeting in person; if this should be impossible, we request that you sign, date, and mail your proxy card promptly.

     Prompt return of your voted proxy will reduce the cost of further mailings. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

     Last year, proxies were received from over 26,000 shareholders representing 85% of the outstanding stock. We hope that an equally fine response will be forthcoming this year.

     It is always a pleasure for me and the other members of the Board of Directors to meet with our shareholders. We look forward to greeting as many of you as possible at the meeting.

                                           John E. Mack, III
                                             Chairman of the Board
                                             and Chief Executive Officer

                  CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                               284 SOUTH AVENUE
                      POUGHKEEPSIE, NEW YORK 12601-4879





                           NOTICE OF ANNUAL MEETING


                                                               February 24, 1995

To the Holders of Common Stock:

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Central Hudson Gas & Electric Corporation will be held at the office of the Corporation, 284 South Avenue, in the City of Poughkeepsie, Dutchess County, New York, on TUESDAY, APRIL 4, 1995 AT 10:30 A.M., for the following purposes:

        (1) To elect directors for the ensuing year;

        (2) To ratify the appointment of Price Waterhouse LLP as independent public accountants for the year 1995; and

        (3) To take action upon any other matters that may properly come before the meeting.

                                       By Order of the Board of Directors,

                                                   Ellen Ahearn
                                                    Secretary

                                PROXY STATEMENT

     The enclosed proxy is being solicited by the Board of Directors of the Corporation for use in connection with the annual meeting of shareholders to be held on April 4, 1995. This proxy statement and enclosed proxy are first being sent to shareholders on or about February 24, 1995. The mailing address of the principal executive office of the Corporation is 284 South Avenue, Poughkeepsie, New York 12601-4879. The cost of preparing, printing and mailing the notice of meeting, proxy, proxy statement and annual report will be borne by the Corporation. Proxy solicitation other than by use of the mail may be made by regular employees of the Corporation by telephone and personal solicitation. Banks, brokerage houses, custodians, nominees and fiduciaries are being requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and may be reimbursed for their out-of-pocket expenses incurred in that connection. In addition, the Corporation has retained D.F. King & Co., Inc. of New York, New York, a proxy solicitation organization, to assist in the solicitation of proxies. The fee of such organization in connection therewith is estimated to be $7,000, plus reasonable out-of-pocket expenses. Any shareholder giving the enclosed proxy has the right to revoke it at any time before it is voted. To revoke a proxy, the shareholder must file with the Secretary of the Corporation either a written revocation or a duly executed proxy bearing a later date.

     The record of shareholders entitled to notice of, and to vote at, the annual meeting was taken at the close of business on February 14, 1995. At that date the Corporation had outstanding 17,296,698 shares of Common Stock ($5.00 par value) of the Corporation ("Common Stock"). Each share of Common Stock is entitled to one vote. No other class of securities is entitled to vote at this meeting.

     The proxies given pursuant to this solicitation will be voted at the meeting or any adjournment thereof. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote, but are counted in the determination of a quorum.

                             ELECTION OF DIRECTORS

     Eleven directors are to be elected by a plurality of the votes cast at the annual meeting of shareholders by holders of shares entitled to vote. Such directors shall hold office until the next annual meeting of shareholders or until their successors are duly elected and qualify. The Board of Directors proposes the following nominees, all of whom are now directors of the Corporation, and recommends a vote in favor thereof:

                         PRINCIPAL OCCUPATION OR                                       PERIOD OF
                         EMPLOYMENT AND POSITIONS                                     SERVICE AS
       NAME AND            AND OFFICES WITH THE            BUSINESS EXPERIENCE         DIRECTOR
        AGE(1)                CORPORATION(1)            DURING PAST FIVE YEARS(1)        BEGAN
       --------          ------------------------       -------------------------     ----------
L. Wallace Cross         Retired from the               Present position, except         1990
  65                       Corporation; Chairman of       Executive Vice President
                           the Board of Directors,        and Chief Financial
                           Christian Herald Asso-         Officer of the Corpo-
                           ciation, Inc., a               ration, April 1990-March
                           not-for-profit charitable      1991, when he retired from
                           organization                   the Corporation
                             Poughkeepsie, N.Y.

                                                                                      PERIOD
                                                                                        OF
                           PRINCIPAL OCCUPATION OR                                    SERVICE
                           EMPLOYMENT AND POSITIONS                                     AS
       NAME AND              AND OFFICES WITH THE           BUSINESS EXPERIENCE       DIRECTOR
        AGE(1)                  CORPORATION(1)           DURING PAST FIVE YEARS(1)     BEGAN
- - - - ----------------------   ----------------------------   ----------------------------  -------
Jack Effron              President of Efco Products,    Present positions, except      1987
  61                       a bakery ingredients           President of the Council
                           corporation; member of the     of Industry of
                           St. Francis Health Care        Southeastern New York,
                           Foundation; Chairman of        1990-March 1991
                           the Chief Executive's
                           Network for Manufacturing
                           of the Council of Industry
                           of Southeastern New York;
                           Chairman of Committee on
                           Compensation and Succes-
                           sion
                             Poughkeepsie, N.Y.

Richard H. Eyman         Retired; Member, National      Present position, except       1984
  64                       Advisory Board of the          Senior Vice President,
                           Salvation Army; Chairman       Brouillard Communications
                           of Committee on Audit          Division of J. Walter
                             Salem, S.C.                  Thompson Co., an
                                                          advertising agency, 1990-
                                                          January 1992, when he
                                                          retired


Frances D. Fergusson     President and Professor of     Present positions              1993
  50                       Art, Vassar College;
                           Member, Board of Trustees
                           of the Ford Foundation and
                           Chair of its Education and
                           Culture Committee; Trustee
                           of the Mayo Foundation;
                           Trustee of Historic
                           Hudson; Director, Marine
                           Midland Bank, N.A.;
                           Director, National
                           Association of Inde-
                           pendent Colleges and
                           Universities
                             Poughkeepsie, N.Y.


Heinz K. Fridrich        Courtesy Professor,            Present position, except       1988
  61                       University of Florida at       Vice President -- Manu-
                           Gainesville                    facturing, International
                             Fernandino Beach, FL.        Business Machines
                                                          Corporation, April
                                                          1990-September 1993;
                                                          former Member, Board of
                                                          Trustees of Mount St. Mary
                                                          College, 1990-1993


                                                                                      PERIOD
                                                                                        OF
                           PRINCIPAL OCCUPATION OR                                    SERVICE
                           EMPLOYMENT AND POSITIONS                                     AS
       NAME AND              AND OFFICES WITH THE           BUSINESS EXPERIENCE       DIRECTOR
        AGE(1)                  CORPORATION(1)           DURING PAST FIVE YEARS(1)     BEGAN
- - - - ----------------------   ----------------------------   ----------------------------  -------
Edward F. X. Gallagher   Owner of Gallagher             Present position               1984
  61                       Transportation Services, a
                           group of companies engaged
                           in the sale and leasing of
                           commercial motor vehicles,
                           the distribution of
                           wholesale automotive parts
                           and the operation, under
                           the trade name of
                           Leprechaun Lines and
                           Tours, of several bus
                           companies
                             Newburgh, N.Y.


Paul J. Ganci            President and Chief            Present position               1989
  56                       Operating Officer of the
                           Corporation
                             Poughkeepsie, N.Y.


Charles LaForge          President of Wayfarer Inns     Present positions              1987
  64                       and owner of the Beekman
                           Arms in Rhinebeck, N.Y.;
                           Trustee of Rondout Savings
                           Bank in Kingston, N.Y.;
                           Trustee emeritus of the
                           Culinary Institute of
                           America in Poughkeepsie,
                           N.Y.
                             Rhinebeck, N.Y.


John E. Mack, III        Chairman of the Board and      Present positions              1981
  60                       Chief Executive Officer of
                           the Corporation; Chairman
                           of the Executive and
                           Retirement Committees
                             Poughkeepsie, N.Y.


                                                                                      PERIOD
                                                                                        OF
                           PRINCIPAL OCCUPATION OR                                    SERVICE
                           EMPLOYMENT AND POSITIONS                                     AS
       NAME AND              AND OFFICES WITH THE           BUSINESS EXPERIENCE       DIRECTOR
        AGE(1)                  CORPORATION(1)           DURING PAST FIVE YEARS(1)     BEGAN
- - - - ----------------------   ----------------------------   ----------------------------  -------
Howard C. St. John       Chairman of the Board of       Present positions, except      1984
  71                       Ulster Savings Bank;           Chief Executive Officer of
                           lawyer, member of the law      Ulster Savings Bank,
                           firm of Howard C. St. John     1990-1993
                           & Associates, both of
                           Kingston, N.Y.; Chairman
                           of the Board of Stavo
                           Industries, a liquid
                           filtration business,
                           Kingston, N.Y.; Vice
                           Chairman of the Board;
                           Chairman of the Committee
                           on Finance
                             Kingston, N.Y.


Edward P. Swyer          President of the Swyer         Present positions, except      1990
  45                       Companies, a real estate       Managing Partner of
                           firm engaged in the            WTZA-TV Associates, a UHF
                           construction, development      television station,
                           and management of              1990-1993
                           commercial properties in
                           the Capital District
                           Region
                             Albany, N.Y.


- - - - ---------------
(1) Based on information furnished to the Corporation by the nominees as of December 31, 1994.

     IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY FORM TO VOTE SUCH PROXIES FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE. ALTHOUGH THE BOARD OF DIRECTORS DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE, SHOULD SUCH A SITUATION ARISE PRIOR TO THE MEETING, THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS ACTING THEREUNDER.

                              SECURITY OWNERSHIP

     The following table lists the number of shares of Common Stock beneficially owned by all the directors, and nominees for election as directors, each executive officer listed in the table under the caption "Executive Compensation" and by all directors and executive officers of the Corporation as a group:

                                                             NO. OF             % OF
                               NAME                         SHARES(1)         CLASS(2)
                               ----                         ---------         --------
        L. Wallace Cross..................................     10,600       less than 1%
        Jack Effron.......................................      1,800       less than 1%
        Richard H. Eyman..................................      2,060(3)    less than 1%
        Frances D. Fergusson..............................        555       less than 1%
        Heinz K. Fridrich.................................      1,583       less than 1%
        Edward F. X. Gallagher............................      1,802       less than 1%
        Paul J. Ganci.....................................      6,819(3)    less than 1%
        Charles LaForge...................................      2,620       less than 1%
        John E. Mack, III.................................      9,959(3)    less than 1%
        Howard C. St. John................................      4,000       less than 1%
        Edward P. Swyer...................................      4,900(4)    less than 1%
        Joseph J. DeVirgilio, Jr. ........................      1,224       less than 1%
        Carl E. Meyer.....................................      1,047       less than 1%
        Allan R. Page.....................................      2,049       less than 1%
        All directors and executive officers as a group
          (20 persons)....................................     57,050       less than 1%

- - - - ---------------
(1) Based on information furnished to the Corporation by the directors and executive officers as of December 31, 1994. No other equity securities are owned beneficially by any such directors and officers, except that Mr. St. John owns 100 shares of the Corporation's 4 1/2% Cumulative Preferred Stock, and Mrs. St. John owns 100 shares of the Corporation's 7.72% Cumulative Preferred Stock. Such shares owned by Mr. and Mrs. St. John represent in the aggregate less than 1% of the total of the shares of Cumulative Preferred Stock outstanding. Said 100 shares of 7.72% Cumulative Preferred Stock owned by Mrs. St. John are considered to be beneficially owned by Mr. St. John only for the purpose of this proxy statement and he disclaims any beneficial interest in such shares for all other purposes.

(2) The percentage ownership calculation for each owner has been made on the basis that there are outstanding 17,296,698 shares of Common Stock on the record date.

(3) Includes shares owned by the respective spouses of the named individuals as follows: Mrs. Mack -- 672 shares; Mrs. Ganci -- 1,217 shares; and Mrs.
    Eyman -- 100 shares. The shares owned by Mrs. Mack, Mrs. Ganci and Mrs. Eyman are considered to be beneficially owned by Mr. Mack, Mr. Ganci and Mr. Eyman, respectively, only for the purpose of this proxy statement and the respective named individuals disclaim any beneficial interest in such shares for all other purposes.

(4) Includes 1,900 shares owned by a trust for the benefit of Mr. Swyer's sisters, under which trust Mr. Swyer is a co-trustee with power of investment. Said shares held in trust are considered to be beneficially owned by Mr. Swyer only for the purpose of this proxy statement and he disclaims any beneficial interest in such shares for all other purposes.

    Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers and directors are required by

SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Corporation and written representations from the Corporation's officers and directors, all requisite filings were made in 1994.

                       BOARD OF DIRECTORS AND COMMITTEES

MEETINGS AND ATTENDANCE

     During 1994, there were 12 meetings of the Board of Directors. All directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of the Board on which they served. The average attendance at all such meetings during 1994 was 95%.

     The five standing Committees of the Board of Directors are the Committee on Audit, the Committee on Compensation and Succession, the Executive Committee, the Committee on Finance and the Retirement Committee. Information with respect to the Committee on Audit and the Committee on Compensation and Succession is set forth below.

COMMITTEE ON AUDIT

     The members of this Committee are Messrs. Eyman (Chairman), Fridrich, St. John and Cross. The Committee had three meetings during 1994, which were attended by representatives of the Corporation's independent accountants, Price Waterhouse LLP. The Committee examines the adequacy of the Corporation's internal audit activities, reviews the scope of the audit by Price Waterhouse LLP and related matters pertaining to the examination of the financial statements, reviews the nature and extent of any non-audit services provided by the Corporation's independent accountants, consults at least three times a year with them and makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Corporation's independent accountants.

COMMITTEE ON COMPENSATION AND SUCCESSION/INTERLOCKS AND INSIDER PARTICIPATION

     The members of this Committee ("Compensation Committee") are Messrs. Effron (Chairman), Eyman and Swyer and Dr. Fergusson. The Compensation Committee had two meetings during 1994. The Compensation Committee considers and recommends to the Board of Directors the compensation (and special terms, if any, of employment) of directors, officers of the Board of Directors and the salaries of officers of the Corporation. The Compensation Committee also considers and recommends to the Board of Directors the candidates to be nominated for election to the Board and candidates for appointment by the Board as officers of the Corporation. The Compensation Committee is charged with receiving recommendations of nominees by shareholders for election of the Board of Directors and reviewing and comparing the qualifications of such nominees with those of other potential nominees. Any shareholder desiring to submit the name of a nominee should send it, together with a statement of the candidate's qualifications, to the Committee on Compensation and Succession, c/o the Secretary, Central Hudson Gas & Electric Corporation, 284 South Avenue, Poughkeepsie, New York 12601-4879.

     No Compensation Committee interlock relationship existed in 1994.

REMUNERATION OF DIRECTORS AND OFFICERS OF THE BOARD AND RELATED MATTERS

     Each member of the Board of Directors, other than any employee-director (Messrs. Mack and Ganci are the only such employee-directors), receives an annual retainer of $12,000, $650 for attendance at each meeting of the Board and $550 for attendance at each meeting of any committee of the Board of which such director is a member if such meeting is held on the same day as a meeting of the Board, and $650 for such committee meeting if held on a day other than that on which a Board meeting is held. Chairpersons of Committees of the Board received additional annual compensation in 1994 as follows: Mr. St. John, as Chairman of the Committee on Finance -- $5,000; Mr. Effron, as Chairman of the Compensation Committee -- $2,500; and Mr. Eyman, as Chairman of the Committee on
Audit -- $2,500.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The Corporation's Directors' Deferred Compensation Plan applies to all directors, other than employee-directors of the Corporation, and permits a director to elect at any time or from time to time to defer all or part of such director's compensation for services thereafter rendered to the Corporation. For purposes of such Plan, compensation is defined to include the amount of money to be paid to the director for serving as a member of the Board of Directors and any committee of the Board, for serving as an officer of the Board of Directors and any committee of the Board and for any other services rendered individually by agreement with the Corporation. A director's compensation deferred in accordance with such Plan is paid to said director (together with an interest equivalent computed by applying monthly a rolling average of the United States Treasury Bill rate to the amount of compensation then deferred from the time the compensation would ordinarily have been paid until the time it is actually paid) at such time as the director ceases being a member of the Board of Directors or at such other time after ceasing to be a director as the director may specify when making the original election to defer compensation. The commencement of such pay-out period, however, must be at least one year after the effective date of such election.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table set forth below includes compensation information on the Chairman of the Board and Chief Executive Officer of the Corporation and each of the Corporation's four most highly compensated executive officers whose salary in 1994 exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                           -----------------------------------------
          NAME AND PRINCIPAL POSITION             YEAR     SALARY(1)      BONUS      COMPENSATION(2)
          ---------------------------             ----     ---------     -------     ---------------
John E. Mack, III, Chairman of                    1994      $312,000     $12,480          $4,500
  the Board and Chief                             1993       307,750           0           4,497
  Executive Officer                               1992       288,750           0           4,364

Paul J. Ganci, President                          1994       247,500      10,000           4,500
  and Chief Operating Officer                     1993       236,250           0           4,497
                                                  1992       220,000           0           4,364

Carl E. Meyer, Vice President--                   1994       153,000           0           3,750
  Customer Services                               1993       140,125           0           3,503
                                                  1992       127,250           0           3,181

Allan R. Page, Vice President--                   1994       137,750           0           4,132
  Corporate Services                              1993       128,750           0           3,862
                                                  1992       117,250           0           3,517

Joseph J. DeVirgilio, Jr., Vice President--       1994       135,125           0           4,054
  Human Resources & Administration                1993       127,375           0           3,821
                                                  1992       116,175           0           3,183

- - - - ---------------
(1) This base salary amount includes amounts deferred pursuant to the Corporation's (i) Flexible Benefits Plan, which Plan is established pursuant to Section 125 of the Internal Revenue Code of 1986, as amended ("Code") which permits those electing to participate to defer salary, within specified limits, to be applied to qualified medical and/or child care benefit payments, and (ii) Savings Incentive Plan ("SIP"), a "defined contribution" plan which meets the requirements of the Code, including Code
    Section 401(k), which, among other things, permits, within limitations, participants to tax-defer base salary, and, within limits, provides for Corporation contributions to management participants.

(2) These are amounts contributed by the Corporation for the benefit of the named individual under the SIP.

RETIREMENT INCOME PLAN

    The Corporation's Retirement Income Plan ("Retirement Plan") is a "defined benefit" plan, which meets the requirements of the Code, and applies to all employees of the Corporation. In 1994, there were no contributions made to the Retirement Plan as a result of its full-funding status for Federal income tax purposes. The Retirement Plan provides for retirement benefits related to the participant's annual base salary for each year of eligible employment. Retirement Plan benefits depend upon length of service, age at retirement and earnings during years of participation in the Retirement Plan and any predecessor plans. A participant's benefits under the Retirement Plan are determined as the accumulation, over that participant's career, of a percentage of each year's base salary. For periods on and after October 1, 1994, the percentage is 2% of base salary, except that for years in which the participant is over 50 years of age such percentage is increased to 2.5%. The Retirement Plan also provides a benefit for service prior to October 1, 1994 based on a percentage of a participant's average earnings at October 1, 1994 (being 50% of each of the base salaries at October 1, 1991 and 1994 and 100% of each of the base salaries at October 1, 1992 and 1993) and the number of years of service while a member of the Retirement Plan prior to October 1, 1994, all subject to certain limitations. A cash balance account benefit provided by the Corporation is also available on retirement under the Retirement Plan, which benefit, generally, provides for a credit to those participants in the Retirement Plan, on January 1, 1987, of 10% of their base salary on that date and for a further credit to those participants in the Retirement Plan, on September 30, 1991, of 5% of their base salary on that date, with, in both cases, annual interest earned thereon. While the amount of the contribution payment or accrual with respect to a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Retirement Plan, estimated annual benefits under the Retirement Plan upon retirement at age 65 for the individuals listed in the table under the above caption "Executive Compensation", assuming continuation of present annual salaries and giving effect to applicable benefit limitations in the Code, are as follows: Mr. Mack--$120,000; Mr. Ganci--$120,000; Mr. Meyer--$116,494; Mr. Page--$106,501 and Mr.
DeVirgilio--$111,580.

RETIREMENT BENEFIT RESTORATION PLAN

     Effective May 1, 1993, the Corporation adopted an unfunded, uninsured pension benefit plan for a select group of highly compensated management employees called the Retirement Benefit Restoration Plan ("RBRP"). The RBRP provides an annual retirement benefit to those participants in the Retirement Plan who hold the following offices with the Corporation; Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer, Vice President (including all levels thereof), Secretary, Treasurer, Controller, and Assistant Vice President. Such benefit is equal to the difference between (i) that received under the Retirement Plan, giving effect to applicable salary and benefit limitations under the Code, and (ii) that which would have been received under the Retirement Plan, without giving effect to such limitations under the Code. None of the individuals listed in the table under the above caption "Executive Compensation" have a current salary level which, if continued to retirement at age 65, would provide a benefit under the RBRP, except for Messrs. Mack, Ganci and Meyer, whose estimated annual benefits under the RBRP upon retirement at age 65, assuming the continuation of their present salaries, are $84,154, $55,999 and $3,255 respectively.

EXECUTIVE DEFERRED COMPENSATION PLAN

     The Corporation's Executive Deferred Compensation Plan covers a select group of highly compensated management employees as an incentive for them to remain with the Corporation. Under that Plan, an annual benefit is payable, commencing on retirement, to eligible participants (who retire at age 60 or older and with 10 or more years of service) for 10 years of the following percentage of annual base compensation at retirement: 60 to 63--10%; 63 to 65--15%; 65 or over--20%. In view of changes in the Code which became effective January 1, 1994, the Plan was amended prior thereto so that eligible participants, who reached age 55 at December 31, 1993, are considered to have accrued benefits under this Plan as if they were age 60 and had 10 years of service with the Corporation at December 31, 1993. No amounts were paid under such Plan for the individuals named in the table under the above caption "Executive Compensation" for the year 1994. Estimated annual benefits under this Plan upon retirement at age 65 for such named individuals, assuming continuation of their present annual salaries, are as follows: Mr. Mack--$62,400; Mr. Ganci--$50,000; Mr. Meyer--$31,300; Mr. Page--$28,000; and Mr.
DeVirgilio--$27,400.

REPORT ON EXECUTIVE COMPENSATION

     The following disclosure is made over the name of each outside member of the Board of Directors, on the date hereof, and shall be considered a Report of the outside members of the Board of Directors and the Compensation Committee:

     As described above under the caption "Board of Directors and Committees -- Committee on Compensation and Succession/Interlocks and Insider Participation," the members of the Compensation Committee are

Messrs. Effron, Eyman and Swyer and Dr. Fergusson. Among the responsibilities of the Compensation Committee are consideration and recommendation to the Board of Directors of the salaries of officers of the Corporation. Annual salary determinations by the Board of Directors become effective as of April 1 of each year and continue until the following March 31.

  Compensation Philosophy

     The Compensation Committee based its 1994 officers' compensation recommendations to the Board of Directors on an evaluation of each of the following three factors, giving balanced weight to each, which factors reflect a long-standing executive compensation philosophy of the Corporation:

          (1) Compensation comparisons of other comparable executive officers. Comparisons are made to the compensation of officers of other New York State utilities and of other utilities with revenues and other characteristics similar to those of the Corporation, using data received from the Edison Electric Institute and the American Gas Association, which utilities are some, but not all, of the utilities included on the graph under the below caption "Performance Graph." And, every two years, an executive compensation study is performed by an independent consultant engaged by the Corporation. Such independent study was not performed for the period covered by this Report.

          The data obtained by these various sources was evaluated and compensation levels for the Corporation's officers were established based generally on averages of comparative salary ranges.

          (2) The experience, responsibility and contribution of each individual officer to the Corporation's performance.

          (3) The incumbent's performance in carrying out the responsibilities and duties of his or her office, as described below:

     The performance of each officer of the Corporation (other than Mr. Mack, as discussed below) was also evaluated, by the Compensation Committee, on the basis of how he or she contributed to the extent applicable, to furthering the Corporation's mission--

          to provide customers with safe, reliable utility service at the lowest reasonable price;

          to provide a competitive return to the Corporation's shareholders;

          to provide a safe working environment that will attract, retain and motivate employees; and

          to provide corporate resources to enhance the quality of life in the Corporation's service territory.

     With the exception of (1) above, the performance criteria set forth above for Mr. Mack and each other officer of the Corporation were subjectively evaluated by the Board of Directors in its deliberations related to compensation for each officer, based on an assessment of the degree to which each such officer (i) met the criteria set forth in his/her position description and (ii) accomplished the Corporation's strategic goals and objectives for which such officers were responsible.

     The Compensation Committee and the Board of Directors is aware of and has considered the qualifying compensation regulations established in Section 162(m) of the Code, which provides that, unless an appropriate exemption applies, a tax deduction for the Corporation for remuneration of any officer named in the above captioned -- "Executive Compensation -- Summary Compensation Table" will not be allowed to the extent such remuneration in any taxable year exceeds $1 million. As no officer of the Corporation received remuneration during the 1994 fiscal year approaching $1 million, the Corporation has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

  Chief Executive Officer Salary and Incentive Compensation

     The performance of the Chairman of the Board and Chief Executive Officer was evaluated, by the outside members of the Board of Directors, under the Corporation's Executive Incentive Compensation Plan ("Incentive Plan"), which was established effective January 1, 1993. During 1994, the Incentive Plan was applicable only to the Chairman of the Board and Chief Executive Officer. The Incentive Plan establishes the compensation for the incumbent in such office based on two components: annual base salary (which becomes effective as of April 1 of each year and continues until the following March 31) and an incentive feature (which provides an award, as noted below, for performance for the most recently ended calendar year). The determination of annual base salary and incentive compensation, if any, is determined by the outside members of the Board of Directors.

     In establishing the annual base salary component for Mr. Mack under the Incentive Plan, which for the period April 1, 1994 to March 31, 1995 is $312,000, the outside members of the Board of Directors reviewed Mr. Mack's performance during 1993 related to his policies and leadership in the goal of building a more profitable corporation and thereby increasing shareholder value while providing reliable service at reasonable prices. As a measure of this goal, his performance was evaluated pursuant to the following criteria:

        Has the confidence of the financial community and the Corporation's shareholders been maintained and/or enhanced? Key financial indices, credit ratings, total return to shareholders and the adequacy of cash flow are significant quantitative factors.

        Does the Corporation have effective management and other personnel so as to assure a high quality of customer service and to meet the changing needs of its customers?

        Has the Corporation's physical plant and equipment been maintained and/or improved so as to assure that the Corporation continues to meet its objective of providing highly reliable utility service at the lowest reasonable price?

        Is the Corporation's strategic plan effective in keeping the Corporation abreast of or ahead of changes that occur as a result of competition, technology changes and new regulation?

     With respect to the relationship of the Corporation's performance in 1993 to Mr. Mack's base salary for 1994, the outside members of the Board of Directors determined that performance by Mr. Mack of his duties in 1993 more than satisfied the related performance criteria, as described above. Not all of these performance criteria lend themselves to objective measurement. However, during 1993, the Corporation sold 700,000 shares of its common stock at a price of $33.75 or 43% above book value and, it refinanced approximately $40 million First Mortgage Bonds, which will reduce interest expense by about $2.7 million over the life of the debt. As indicated in the Performance Graph set forth below, total shareholder return increased by 4% in 1993 compared to 1992 and, as part of that increased return, the dividend paid to shareholders in 1993 increased by 3.6% from $1.96 in 1992 to $2.03 in 1993. And, the Corporation's residential, commercial, and industrial rates continued to be among the lowest in New York.

     Under the incentive component of the Incentive Plan, Mr. Mack has the opportunity to earn up to an additional 10% of his base salary, based on a formula which measures the Corporation achieving goals within the following four categories, each category being weighted in importance as follows: (1) shareholder value (4%); (2) the level of customer electric and gas prices (3%);
(3) employee safety (2%); and (4) community involvement (1%).

     The shareholder value category is measured by a comparison against the peer group of utilities shown in the Corporation's Proxy Statement. Under this category, the Corporation must achieve a change in shareholder value that is better than the change in the average performance for such peer group.

     The customer electric and gas price category is measured by comparison of typical residential electric prices (including fuel) of the Corporation to other New York State electric and gas combination companies as of the first of each year. For natural gas prices, the measurement is by comparison of typical residential gas prices of the Corporation to a yearly average of certain fuel oil prices. The incentive as to rates is to achieve typical residential prices of the Corporation lower than the benchmarks against which they are measured.

     The employee safety category is measured by the Corporation's having achieved a severity rate (which is an index of employee lost-time days for work-related employee injuries and illnesses), which is less than the Corporation's average of such rates during the previous five years.

     The community involvement category is the Corporation's performance of its leadership role in community activities and is judgmentally evaluated by the outside members of the Board of Directors.

     A determination as to whether any incentive compensation is earned is made as soon as possible after the end of each calendar year; and if an award is made, compensation will be made in a lump sum within 30 days of such determination.

     Based on the recommendation of the Compensation Committee, the Board of Directors, on January 28, 1994, awarded Mr. Mack 4% (or $12,480) of his 1993 base salary as incentive compensation. Such award was based on the Corporation achieving its goals in the following categories: (i) the level of customer electric and gas prices (3%) and (ii) community involvement (1%).

     Mr. Mack did not participate in the determination of his 1994 compensation. Mr. Ganci did not participate in the determination of either his or Mr. Mack's 1994 compensation.

                                          L. Wallace Cross
                                          Jack Effron
                                          Richard H. Eyman
                                          Frances D. Fergusson
                                          Heinz K. Fridrich
                                          Edward F. X. Gallagher
                                          Charles LaForge
                                          Howard C. St. John
                                          Edward P. Swyer

                               PERFORMANCE GRAPH

     The line graph set forth below provides a comparison of the Corporation's cumulative total shareholder return on its Common Stock with the Standard & Poor's 500 Index and, as a Corporation determined peer comparison, the EEI Combination Gas and Electric Investor-Owned Utilities' Index ("EEI Index")(1). Such shareholder return is the sum of the dividends paid and the change in the market price of stock.

                COMPARISON OF THE CORPORATION'S FIVE YEAR TOTAL
                  CUMULATIVE RETURN WITH THE S&P 500 INDEX AND
                                 THE EEI INDEX

                                 [LINE GRAPH]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)       CENTRAL HUDSON     S&P 500           EEI
1989                                100.00          100.00          100.00
1990                                   114              97              99
1991                                   143             126             128
1992                                   165             136             141
1993                                   172             150             157
1994                                   162             152             137

    * Assumes $100 invested on January 1, 1990 in the Corporation's Common Stock, the S&P 500 Index and the EEI Index
  (1) Note: In previous years, the Corporation had selected the Kidder, Peabody 100 Index as its peer comparison index. As a result of the PaineWebber Incorporated acquisition in 1994 of Kidder, Peabody & Co., Incorporated, the Kidder, Peabody 100 Index is no longer available. Therefore, the Corporation has selected the EEI Index in place of the Kidder, Peabody 100 Index.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Price Waterhouse LLP as independent public accountants for the Corporation for the year 1995 and recommends to shareholders ratification of such appointment.

     The appointment of the independent public accountants is approved annually by the Board of Directors and is based on the recommendation of the Committee on Audit, which reviews the qualifications of independent accountants and which reviews and approves the audit scope, reasonableness of fees and also the types of nonaudit services for the coming year.

     While there is no legal requirement that this appointment be submitted to a vote of shareholders for ratification, such action is being requested, in response to suggestions by shareholders and also because the Board of Directors believes that the selection of the independent accountants to audit the books, records and accounts of the Corporation is of sufficient importance to seek such ratification. If this action were not ratified, the Board of Directors would, in due course and having regard for the requirements of an orderly transition, select other independent public accountants upon the recommendation of the Committee on Audit.

     Representatives of Price Waterhouse LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1996 annual meeting to be included in the proxy material relating to that meeting must be received by the Corporation by October 27, 1995.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be brought before the meeting other than those referred to in the notice hereof. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their judgment on such matters.

                                        By Order of the Board of Directors,

                                                   ELLEN AHEARN
                                                     Secretary

February 24, 1995

                           ROUTE TO CENTRAL HUDSON






                                [MAP OF ROUTE]





FROM NEW YORK CITY AREA:

- - - - -  Taconic State Parkway North to Interstate 84 (I-84)

- - - - -  I-84 West to Exit 13 (Route 9)

- - - - -  Turn right off ramp onto Route 9 North

- - - - -  Route 9 approximately 12 miles to the Academy Street/South Avenue Exit

- - - - -  Bear left at end of ramp and go under the overpass

- - - - -  Turn right into Central Hudson entrance

FROM CONNECTICUT:

- - - - -  I-84 West to Exit 13 (Route 9)

- - - - -  Continue as above

FROM PENNSYLVANIA:

- - - - -  I-84 East to Exit 13 (Route 9)

- - - - -  Turn left off ramp onto Route 9 North

- - - - -  Continue as above

FROM NEW JERSEY AND UPSTATE NEW YORK:

- - - - -  New York Thruway (I-87) to Exit 18 (New Paltz)

- - - - -  Turn right onto Route 299 East

- - - - -  Route 299 approximately 5 miles, turn right onto Route 9W South

- - - - -  Route 9W approximately 2 miles, bear right for Mid-Hudson Bridge

- - - - -  After crossing bridge take first right (Route 9 South)

- - - - -  Route 9 approximately 1 mile to Academy Street/South Avenue Exit

- - - - -  Bear right off exit ramp into Central Hudson entrance

PROXY

            EMPLOYEE STOCK PURCHASE PLAN -- VOTING INSTRUCTION CARD
                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                          PROXY OF COMMON SHAREHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN E. MACK III, HOWARD C. ST. JOHN, JACK EFFRON and PAUL J. GANCI, or any one or more of them, proxy, with full power of substitution, to vote, as designated on the reverse hereof, all shares of Common Stock owned by the undersigned at the annual meeting of shareholders of Central Hudson Gas & Electric Corporation to be held at the office of the Corporation, 284 South Avenue, in the City of Poughkeepsie, Dutchess County, New York, on April 4, 1995, or any adjournment thereof, upon all such matters as may properly come before the meeting, including the following proposals described in the Proxy Statement, dated February 24, 1995, a copy of which has been received by the undersigned:

1. Election of Directors. Nominees:
   L. Wallace Cross, Jack Effron, Richard H. Eyman, Frances D. Fergusson, Heinz
   K. Fridrich, Edward F. X. Gallagher, Paul J. Ganci, Charles LaForge, John E. Mack III, Howard C. St. John, Edward P. Swyer.

2. Ratification of Appointment of Independent Accountants.

Comments (If Any)

- - - - ------------------------------------------------------------------------------

- - - - ------------------------------------------------------------------------------

- - - - ------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

1274

/x/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR item 1 and FOR item 2.

The Directors recommend a vote "FOR" this item

1. Election of Directors (see reverse)

                FOR        WITHHELD
                / /          / /

For, except vote withheld from the following nominee(s):

- - - - --------------------------------------------------------

The Directors recommend a vote "FOR" this item

2. Ratification of Appointment of Price Waterhouse LLP as Independent Public Accountants.

       FOR        AGAINST        ABSTAIN
       / /          / /            / /

If you plan to attend the Annual Meeting, place an X in this box.    /  /

If you indicated a change of address below or comments on the reverse side,
place an X in this box.    /  /

              CHANGE OF ADDRESS

- - - - ------------------------------------------------

- - - - ------------------------------------------------

- - - - ------------------------------------------------


SIGNATURE(S)                                        DATE            , 1995
            ----------------------------------------    ------------

SIGNATURE(S)                                        DATE            , 1995
            ----------------------------------------    ------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

PROXY

                   CENTRAL HUDSON GAS & ELECTRIC CORPORATION
                          PROXY OF COMMON SHAREHOLDERS
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN E. MACK III, HOWARD C. ST. JOHN, JACK EFFRON and PAUL J. GANCI, or any one or more of them, proxy, with full power of substitution, to vote, as designated on the reverse hereof, all shares of Common Stock owned by the undersigned at the annual meeting of shareholders of Central Hudson Gas & Electric Corporation to be held at the office of the Corporation, 248 South Avenue, in the City of Poughkeepsie, Dutchess County, New York, on April 4, 1995, or any adjournment thereof, upon all such matters as may properly come before the meeting, including the following proposals described in the Proxy Statement, dated February 24, 1995, a copy of which has been received by the undersigned:

1. Election of Directors. Nominees:
   L. Wallace Cross, Jack Effron, Richard H. Eyman, Frances D. Fergusson, Heinz
   K. Fridrich, Edward F. X. Gallagher, Paul J. Ganci, Charles LaForge, John E. Mack III, Howard C. St. John, Edward P. Swyer.

2. Ratification of Appointment of Independent Accountants.

Comments (If Any)

- - - - ------------------------------------------------------------------------------

- - - - ------------------------------------------------------------------------------

- - - - ------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

         (THIS PROXY CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

1535

/x/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR item 1 and FOR item 2.

The Directors recommend a vote "FOR" this item

1. Election of Directors (see reverse)

                FOR        WITHHELD
                / /          / /

For, except vote withheld from the following nominee(s):

- - - - --------------------------------------------------------

The Directors recommend a vote "FOR" this item

2. Ratification of Appointment of Price Waterhouse LLP as Independent Public Accountants.

       FOR        AGAINST        ABSTAIN
       / /          / /            / /

If you plan to attend the Annual Meeting, place an X in this box.    /  /

If you indicated a change of address below or comments on the reverse side,
place an X in this box.    /  /

              CHANGE OF ADDRESS

- - - - ------------------------------------------------

- - - - ------------------------------------------------

- - - - ------------------------------------------------


SIGNATURE(S)                                        DATE            , 1995
            ----------------------------------------    ------------

SIGNATURE(S)                                        DATE            , 1995
            ----------------------------------------    ------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.